Exhibit 99.1

National Holdings Corporation Hires Glenn C. Worman as Executive Vice President – Finance

Reports Inducement Option Grant under NASDAQ Rule 5635(c)(4)

NEW YORK, May 13, 2015 - National Holdings Corporation (NASDAQ: NHLD) ("National Holdings" or the "Company"), a full-service investment banking and asset management firm, announced today that it has appointed Glenn C. Worman as Executive Vice President – Finance. In this position, Mr. Worman will play a central role in overseeing the financial management of National Holdings and its subsidiaries.

“Glenn is an accomplished financial services executive who brings a wealth of experience to National Holdings," stated Robert Fagenson, National Holdings’ Executive Chairman and Chief Executive Officer. “He has a proven track record for analyzing operations, implementing change, and ensuring that proper controls are in place. Glenn will be a great addition to our senior staff and we look forward to benefitting from his expertise.”

Mr. Worman has had a long and broad career in the financial services industry. Most recently, he was the Chief Financial Officer - Americas for ICAP. Previously, Mr. Worman held financial management positions at Deutsche Bank, Morgan Stanley Smith Barney and Bank of America Merrill Lynch. He holds a Bachelor of Business Administration (B.B.A.), Accounting and Economics from Ramapo College of New Jersey and a Master of Business Administration from Fairleigh Dickinson University.

Mr. Worman received a grant of nonqualified stock options to purchase 180,000 shares of the Company’s common stock, of which (i) options to purchase 60,000 shares of common stock vested immediately, one third of such options have an exercise price of $4.50, one third of such options have an exercise price of $5.50 and one third of such options have an exercise price of $6.00; (ii) options to purchase 60,000 shares of common stock will vest on May 7, 2016, one third of such options have an exercise price of $4.50, one third of such options have an exercise price of $5.50 and one third of such options have an exercise price of $6.00; and (iii) options to purchase 60,000 shares of common stock will vest on May 7, 2017, one third of such options have an exercise price of $4.50, one third of such options have an exercise price of $5.50 and one third of such options have an exercise price of $6.00. The options expire on June 20, 2023, subject to the terms of the Stock Option Agreement.  The options are made and granted as a stand-alone award, separate and apart from, and outside of, the National Holdings Corporation 2013 Omnibus Incentive Plan and were approved by the Compensation Committee of the Board of Directors.  The options are intended to constitute an “employment inducement grant” under NASDAQ Listing Rule 5635(c)(4), and consequently are intended to be exempt from the NASDAQ rules regarding shareholder approval of stock option and stock purchase plans.

About National Holdings Corporation

National Holdings Corporation is a full-service investment banking and asset management firm that provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading and equity research, financial planning, market making, tax preparation, insurance and annuities, to corporations, institutional investors and high net-worth clients. With over 1,100 independent advisors, brokers, traders and sales associates, the Company is a leading Independent Advisor and Broker services company. National Holdings operates through five subsidiaries: National Securities Corporation, vFinance Investments, Inc., National Insurance Corporation, National Asset Management, Inc. and Gilman Ciocia, Inc. The Company was founded in 1947 and is headquartered in New York and Florida. For more information, visit www.nhldcorp.com.

Contacts:

National Holdings Corporation
Robert Fagenson, Executive Chairman & Chief Executive Officer	Tel: +1 212 417 8210

LHA
Ed McGregor/Jody Burfening	Tel: +1 212 838 3777
emcgregor@lhai.com